Exhibit 3.1

CERTIFICATE OF MERGER

of

EXPLORER MERGER SUB CORPORATION

with and into

BOOZ ALLEN HAMILTON INC.

(Pursuant to Section 251 of the
General Corporation Law of the State of Delaware)

Booz Allen Hamilton Inc., a corporation organized and existing under the laws of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST:             That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

Name	State of Incorporation
Explorer Merger Sub Corporation	Delaware

Booz Allen Hamilton Inc.	Delaware

SECOND:        That an Agreement and Plan of Merger, dated as of May 15, 2008, as amended on July 30, 2008, by and among Booz Allen Hamilton Inc., a Delaware corporation, Explorer Holding Corporation, a Delaware corporation, Explorer Investor corporation, a Delaware corporation, Explorer Merger Sub Corporation, a Delaware corporation, and Booz & Company Inc., as Seller Representative (“Agreement and Plan of Merger”), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the Delaware General Corporation Law.

THIRD:            That the name of the surviving corporation of the merger is Booz Allen Hamilton Inc.

FOURTH:        That the certificate of incorporation of Booz Allen Hamilton Inc. shall be amended and restated by the merger as set forth on Annex A attached hereto and made a part hereof and, as so amended, shall be the certificate of incorporation of the surviving corporation.

FIFTH:             That the executed Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation. The address of the principal place of business of the surviving corporation is

Booz Allen Hamilton Inc.
8283 Greensboro Drive
McLean, VA 22012
Attention: Law Department

SIXTH:            That a copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH:      That the merger shall become effective immediately upon the filing of this certificate with the Secretary of State of the State of Delaware in accordance with Section 251 and Section 103 of the Delaware General Corporation Law.

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IN WITNESS WHEREOF, Booz Allen Hamilton Inc. has caused this Certificate of Merger to be executed in its corporate name on this 31st day of July, 2008.

BOOZ ALLEN HAMILTON INC.

By:	/s/ Ralph Shrader
Name:	Ralph Shrader
Title:	Chief Executive Officer

Annex A

ANNEX A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BOOZ ALLEN HAMILTON 1NC.

FIRST: The name of the Corporation is Booz Allen Hamilton Inc.

SECOND: The Corporation’s registered office in the State of Delaware is at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business of the Corporation and its purposes are to carry on generally the business of providing management and technology consulting and other professional services, and to engage in any other lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $.01 per share.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a)  The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-Laws of the Corporation, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By-Laws of the Corporation.

(b)  The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.

(c)  All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the By-Laws of the Corporation) shall be vested in and exercised by the Board of Directors.

(d)  The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, except to the extent that the By-Laws or this Certificate of Incorporation otherwise provide.

(e)  The Corporation shall, to the fullest extent and in the manner permitted under statute, indemnify (i) each person who is or has been a director or officer of the Corporation, (ii) each person who was an employee of the Corporation prior to the effective date of this certificate, (iii) each person who is serving or has served at its request as a director or officer of another corporation (each of the foregoing is an “Indemnified Party”), against expenses actually and reasonably incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been a director or officer of this Corporation, having been an employee of this Corporation prior to the effective date of this certificate, or serving or having served at this corporation’s request as a director or officer of such other corporation; provided, however, this Corporation shall not indemnify any Indemnified Party in relation to matters as to which any such person shall be adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of his or her duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under any by-law, agreement, vote of shareholders, or otherwise.

SIXTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.

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